Exhibit (h)(2)

Amended and Restated
Schedule A
to the
Transfer Agency Agreement
by and between
Lotsoff Capital Management Investment Trust
(f/k/a Lotsoff Capital Management Equity Trust)
and
UMB Fund Services, Inc.

        Intending to be legally bound, the undersigned hereby amend and restate this Schedule A to the Transfer Agency Agreement, dated October 24, 2003, by and between Lotsoff Capital Management Investment Trust and UMB Fund Services, Inc. as follows:

NAME OF FUNDS

Lotsoff Capital Management Micro Cap Fund
Lotsoff Capital Management Active Income Fund

Dated as of ______ ___, 2005

LOTSOFF CAPITAL MANAGEMENT INVESTMENT TRUST

By:______________________________________________

Name: _____________________________________

Title: ______________________________________

UMB FUND SERVICES, INC.

By:_____________________________________________

Name: _____________________________________

Title: ______________________________________